Exhibit 10.42
Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Group 1 Automotive, Inc. (the “Company”) and James Brooks O’Hara (“Employee”).

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue such employment with the Company, upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.     Term of Agreement. The term of this Agreement shall commence on April 1, 2016 and, except as provided below, shall terminate on March 31, 2019 (the “Employment Term”).

2.    Employment; Services. The Company hereby employs the Employee as Director, Special Projects to render the following services (“Services”) to the Company for the term of this Agreement: (a) the Employee shall assist the Company in human resources and other business activities; (b) the Employee shall testify as a witness in any proceeding or otherwise provide information or reasonable assistance to the Company in connection with any claim or lawsuit threatened or filed against the Company; and (c) the Employee shall assist the Company’s Chief Executive Officer and Vice President of Human Resources with any special projects as may be requested from time to time. During the Employment Term, it is agreed that the Employee may work for another employer on a part-time basis (limited to no more than 25 hours per week), provide services as a paid consultant, or undertake other activities to supplement his income, provided that such any activity does not compete with or create a conflict of interest with the Company. The Employee also may serve on boards of directors of, or provide volunteer services for, non-profit entities.

3.    Schedule; Compensation.

a.Schedule. The Company shall employ Employee on a full-time basis during the term of this Agreement and the Employee agrees that his work schedule shall be thirty (30) hours a week. It is mutually agreed by the parties that Employee shall work no less than fifty per cent (50%) of the average number of hours worked by Employee during the immediately preceding 36-month period.

b.Payments. The Company shall pay the Employee the sum of Seven Thousand Dollars and Zero Cents ($7,000.00) per month during the Employment Term, to be paid at the Company’s regular payroll intervals, beginning April 1, 2016 and ending on March 31, 2019. If the Company requires that Employee provide Services in excess of thirty (30) hours in any calendar week, then the Company shall pay the Employee a daily rate of One Thousand Dollars ($1,000.00) for each day during the calendar week in which such Services in excess of thirty (30) hours were requested and were provided. All payments to Employee shall be made in accordance with the Company’s normal payroll practices and subject to taxes, withholdings, benefit deductions and other similar statutory obligations. Employee shall not expect to participate in any bonus plan or receive any additional equity awards (other than continued participation in the Company’s Employee Stock Purchase Plan and Employee Purchase Plan), additional cash compensation or other short or long term incentive compensation during the Employment Term.

Exhibit 10.42

c.Benefit Plans. During the Employment Term, Employee and his eligible dependents may continue to participate in the Company’s group health insurance and supplemental benefits plans subject to and pursuant to the terms and conditions of the applicable plan documents and the laws governing same. The Company shall pay the employer portion of the premiums for such coverage and Employee shall be responsible for paying any additional employee premiums for such coverage through reductions in the payments described in Section 3.b. above. Employee, as a full-time employee, shall be eligible to participate in any other benefit plans offered to all employees of the Company, including but not limited to the 401(k) Plan, Employee Stock Purchase Plan, and Employee Purchase Plan. Employee may also participate in the Company’s Deferred Compensation, Executive Long Term Disability Plan and Executive Life Plan subject to the terms and conditions of said plan during the Employment Term. This Agreement will not affect Employee’s rights in the Group 1 Automotive, Inc. Deferred Compensation Plan, the Group 1 Automotive, Inc. Long Term Incentive Plan, the Executive Term Life & Accidental Death and Dismemberment Insurance, the Disability Income Insurance: Long Term Benefits, the Company’s 401(k) Plans or any deferred compensation plan, or Employee’s ownership rights to shares of stock in the Company.

d.Restricted Stock. During the term of the Employment Agreement, Employee shall continue to vest in the 17,720 shares of restricted stock previously issued to him in prior award grants (the “Restricted Stock”), and will be eligible to receive said shares during his Employment Term, subject to the terms and conditions of the 2014 Long Term Incentive Plan and Restricted Stock Agreement(s) between the Company and the Employee. If Employee’s termination of employment was not by reason of death or “Disability” (as defined in the Employee’s Restricted Stock Agreement(s) (Qualified Retirement)), then any stock not vested and released before the end of the Employment Term will continue vesting and remain subject to forfeiture for two years under the provisions of and subject to the Qualified Retirement provisions of the Restricted Stock Agreement(s). These shares will become vested and nonforfeitable following the two-year period provided that the Employee satisfies the confidentiality, non-completion, and non-solicitation provisions contained in Exhibit A of the Restricted Stock Agreement(s).

4.    Termination of Employment.

a.    Resignation by the Employee. Employee may terminate his employment by providing at least thirty (30) days prior, written notice of his resignation of employment. In the event of such resignation, the Company agrees to pay, subject to Sections 4.f. and 4.g., on the first regular pay date following the Release Expiration Date, any remaining, unpaid amount of the 36-monthly payments of $7,000.00 per month as referenced in Section 3.b. of the Agreement. The Company also agrees that any Restricted Stock, which has not vested and been released as of the date of resignation, will continue vesting and remain subject to forfeiture for two years following such termination under the provisions of and subject to the Qualified Retirement provisions of the Restricted Stock Agreement. These shares will become vested and nonforfeitable following the two-year period provided that Employee satisfies the confidentiality, non-competition, and non-solicitation provisions contained in Exhibit A of the Restricted Stock Agreement(s). The Company acknowledges and agrees that the Compensation Committee of the Board of Directors has agreed to waive the age requirement of the Qualified Retirement provision under these circumstances.

b.    Death of the Employee. Employee’s employment shall terminate in the event of the death of Employee. In the event of Employee’s death, the Company agrees to pay, to Employee’s estate, subject to Section 4.g., on the first regular pay date following the Release Expiration Date, any remaining unpaid amount of the 36-monthly payments of $7,000.00 per month as referenced in Section 3.b. of the Agreement. Relative to all unvested Restricted Stock, the forfeiture restrictions shall lapse as to all of the restricted shares subject to forfeiture restrictions on the date employee’s employment with the Company is

Exhibit 10.42

terminated by reason of death (as provided in Section 2.b - Restricted Stock Agreement (Qualified Retirement)).

c.    Disability of the Employee. The Company may terminate the Agreement on account of Employee’s Disability. Before making any termination decision, the Company shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act), which would enable the Employee to perform the essential functions of the Employee’s position under this Agreement despite the existence of any such Disability. If such a reasonable accommodation is possible, the Company shall make that accommodation and shall not terminate Employee’s employment hereunder based on such Disability. In the event of such termination, the Company agrees to pay, subject to Sections 4.f. and 4.g., on the first regular pay date following the Release Expiration Date, any remaining unpaid amount of the 36-monthly payments of $7,000.00 per month as referenced in Section 3.b. of the Agreement. Relative to all unvested Restricted Stock, the forfeiture restrictions shall lapse as to all of the restricted shares subject to forfeiture restrictions on the date employee’s employment with the Company is terminated by reason of Disability (as provided in Section 2.b - Restricted Stock Agreement (Qualified Retirement)).

d.    Termination by the Company. The Company may terminate the Agreement by providing at least thirty (30) days prior, written notice of the termination of employment, to the Employee. In the event of termination by the Company pursuant to this Section 3.d., the Company agrees to pay, subject to Sections 4.f. and 4.g., on the first regular pay date following the Release Expiration Date, any remaining unpaid amount of the 36-monthly payments of $7,000.00 per month as referenced in Section 3.b. of the Agreement. The Company also agrees that any restricted stock, which has not vested and been released as of the date of resignation, will continue vesting and remain subject to forfeiture for two years following such termination under the provisions of and subject to the Qualified Retirement provisions of the Restricted Stock Agreement(s). These shares will become vested and nonforfeitable following the two-year period provided that Employee satisfies the confidentiality, non-competition, and non-solicitation provisions contained in Exhibit A of the Restricted Stock Agreement. The Company acknowledges and agrees that the Compensation Committee of the Board of Directors has agreed to waive the age requirement of the Qualified Retirement provision under these circumstances.

e.    Insurance Benefits upon Termination of Employment. In the event of Employee’s termination for any reason other than resignation by the Employee or termination by the Company for “Cause” in the event that Employee and/or his dependents elects to continue his group health insurance under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)on behalf of himself or his dependents, then the Company will pay the premiums to maintain health insurance coverage (based on the coverage the Employee has elected and so long as the Employee is participating in a Company-sponsored group health plan) pursuant to COBRA for Employee and any dependents enrolled in the Company’s medical plan as of the last day of Employee’s employment, less the amount of premiums Employee would have otherwise been required to pay for such coverage had Employee continued to be employed by the Company, less all required deductions and tax withholdings. In addition, if the period for continuation coverage under COBRA expires prior to the expiration of 36 months following termination of employment, then in addition, the Company shall pay the Employee a lump sum cash payment equal to (a) the monthly COBRA premium for similarly situated former employees of the Company with respect to the coverage election in effect for Employee and his eligible dependents at the time COBRA expires, less the amount of premiums the Employee would have otherwise been required to pay for such coverage had the Employee continued to be employed by the Company, multiplied by (b) the number of months remaining in the 36 month period following Employee’s termination of employment.

f.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code to the extent applicable, and any ambiguous provision will be construed in a manner that is

Exhibit 10.42

compliant with or exempt from the application of Section 409A. If any provision of this Agreement (or the payment of any compensation or benefits hereunder) would cause Employee to incur any additional tax or interest under Section 409A, the Employer shall, after consulting with Employee, reform such provision to comply with Section 409A, to the extent such reformation is permitted under Section 409A. If, at the time of Employee’s separation from service (within the meaning of section 409A of the Code), Employee is a specified employee (within the meaning of section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in section 409A of the Code in order to avoid taxes or penalties under section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service. For the purpose of determining the timing of payments upon termination pursuant to this Section 3, “date of termination,” “termination of employment” and similar terms will mean “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

g.    Release. As a condition to the receipt of any post-employment compensation as set forth in Sections 4.a., 4.b., 4.c. or 4.d., Employee (or Employee’s estate or representative) must first execute and return to the Company, by the Release Expiration Date, and not revoke in the time provided to do so, a release of claims acceptable to the Company, and in a form (subject to adjustment by the Company to reflect applicable law, Employee’s particular terms and date of separation and/or payments to be received) similar to that attached hereto as Exhibit B to the Transition Agreement by and between the Company and the Employee (the “Release”). The “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company delivers to the Employee the Release (which shall occur no later than 7 days after the date of Employee’s termination of employment), or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

5.    Method, Means and Location of the Services. The Company, and not Employee, shall have the sole discretion to determine the method, means, and location of the Services to be performed under this Agreement. The Company shall provide Employee with the use of an office (if necessary), a cellular telephone, laptop computer and access to Outlook (with his existing company email account). Employee agrees to abide by all Company policies regarding the appropriate use of these Company resources. The Company agrees that Employee may provide these Services at the Company’s place of business, from Employee’s residence, or other locations as appropriate.

6.    Non-Disclosure of Confidential/Trade Secret Information. In the course of providing the Services, and in the course of his employment with the Company, the Employee has been and may be exposed to and/or provided with confidential information relating to the operation of the Company’s business that are “Confidential Information/Trade Secrets” (as defined below) Confidential Information/Trade Secrets belong exclusively to the Company. By example, and without any limitation, “Confidential Information/Trade Secrets” include non-public information regarding potential and actual merger or acquisition targets, information regarding other potential, planned, or pending purchase or sale transactions, customer lists and potential customer lists, information relating to the pricing of Company’s product, information relating to the Company or the Company’s customers obtained or made known to Employee as a result of Employee performing his services for the Company, copyrighted materials and software created for the benefit of the Company, as well as the Company’s business plans, strategy plans, sales figures, sales reports, accounting/financial records, personnel policies, marketing plans, marketing methods and related data, operating

Exhibit 10.42

guidelines, non-public information concerning the Company’s vendors or suppliers, information relating to costs, sales or services provided to the Company by such vendors or suppliers, the prices the Company obtains or has obtained for the Company’s products or services, compensation paid to the Company’s employees and other terms of employment, information regarding the Company’s relations with its employees, information regarding other consultants or agents of the Company, information regarding factory agreements and relations, confidential information regarding the manner of business operations and actual or demonstrably anticipated business, research or development of the Company, and any other information protected by law as trade secret or which is provided to the Employee in confidence. The Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company’s Confidential Information/Trade Secrets obtained by Employee during his employment with the Company (whether before or during the Employment Term) constitutes unfair competition. The Employee promises not to engage in any unfair competition with the Company during or following the Employment Term.

7.    Non-Competition Covenant. The Employee promises that, during the Employment Term, he shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, board member, director, or in any other individual or representative capacity, in any geographic area or market where the Company or any of its subsidiaries or affiliated companies are conducting any business, (a) engage in any business competitive with any line of business conducted by the Company or any of its subsidiaries or (b) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by the Company or any of its subsidiaries or affiliates.

8.    Non-Solicitation Covenant. The Employee agrees that during the Employment Term he will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate or lessen his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

9.    Overlapping Covenants. To the extent the covenants set forth in Sections 6, 7 and 8 of this Agreement overlap post-employment covenants and continuing obligations of the same or similar nature contained in any other Agreement, the parties agree that the covenants providing the greatest protection to Company shall be applied and enforced.

10.    Assignment. This Agreement shall bind the successors and assigns of each party and will inure to the benefit of each party, their successors and assigns.

11.    Notices. All notices required or given herewith shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery at the time of delivery; (ii) by overnight courier upon written verification of receipt; (iii) by certified or registered mail, return receipt requested, upon verification of receipt; or (iv) by email or facsimile upon acknowledgment of receipt of transmission. Notices shall be sent to the addresses set forth below or such other address as either party may specify in writing:

To the Company:    Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, Texas 77024
Attn: General Counsel

To the Employee:    1235 Harvard Street
Houston, Texas 77008

Exhibit 10.42

12.    Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas without regard to the conflict of law provisions thereof.

13.    Arbitration. The parties agree that any claim, dispute, and/or controversy arising from this Agreement shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act. In addition to any other requirements imposed by law, the arbitrator selected shall be a retired state or federal court Judge or otherwise qualified individual to whom the parties mutually agree, and shall be subject to disqualification on the same grounds as would apply to a judge of such courts. All rules of pleading, discovery, evidence and all rights to resolution of the dispute by means of motions for summary judgment and judgment on the pleadings under the Federal Rules of Civil Procedure and Evidence shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged. Notwithstanding this agreement to arbitrate, the parties shall have the right to obtain injunctive or other appropriate equitable relief in a civil court to the extent permitted by law in order to preserve the rights of the parties pending the appointment of an arbitrator.     IN ENTERING INTO THIS SECTION 13, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.

14.    Severability. If any provisions of this Agreement should be held to be illegal, invalid or unenforceable by a court of law or an arbitrator, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

15.    Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter other than the terms and conditions of the 2014 Long Term Incentive Plan and Restricted Stock Agreement(s) between the Company and the Employee which will continue to govern the Restricted Stock. This Agreement can only be modified by a subsequent agreement of the parties in writing and signed by the parties. The Employee acknowledges that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by the Company or anyone acting on its behalf which are not embodied in this Agreement; that the Employee has not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement shall be valid or binding, unless executed in writing by the Chief Executive Officer of the Company.

16.    Construction. This Agreement shall not be construed in favor of one party or against the other.

17.    Voluntary and Knowing. The parties acknowledge that this Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

Exhibit 10.42

In Witness Whereof, the parties have executed this Agreement effective as of the date last written below.

JAMES BROOKS O’HARA (“EMPLOYEE”)	GROUP 1 AUTOMOTIVE, INC.

By: /s/ J. Brooks O’Hara	By: /s/ Darryl M. Burman

Dated: 12/18/2015	Dated: 12/18/2015